EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

NAME	STATE OR OTHER JURISDICTION OF INCORPORATION	NAME UNDER WHICH BUSINESS IS CONDUCTED
CareAdvantage Health Systems, Inc.	Delaware	CareAdvantage Health Systems, Inc.
Contemporary HealthCare Management, Inc.	New Jersey	Contemporary HealthCare Management, Inc